Exhibit 12 (b)

                      GENERAL ELECTRIC CAPITAL CORPORATION

                           AND CONSOLIDATED AFFILIATES

          Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends



                                                                        Years ended December 31

                                                    -----------------------------------------------------------------
 (Dollars in millions)                                 1999          1998         1997         1996          1995
                                                    ------------  -----------  ------------ ------------  -----------
 Net earnings ....................................  $   4,208     $   3,374    $   2,729    $   2,632     $   2,261
 Provision for income taxes ......................      1,553         1,185          997        1,172         1,071
 Minority interest ...............................         68            49           40           86            81
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
  interest .......................................      5,829         4,608        3,766        3,890         3,413
                                                    ------------  -----------  ------------ ------------  -----------
 Fixed charges:
   Interest ......................................      9,183         8,772        7,440        7,114         6,520
   One-third of rentals ..........................        345           289          240          177           170
                                                    ------------  -----------  ------------ ------------  -----------
 Total fixed charges .............................      9,528         9,061        7,680        7,291         6,690
 Less interest capitalized, net of amortization ..        (87)          (88)         (52)         (41)          (21)
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
  interest plus fixed charges ....................   $ 15,270      $ 13,581     $ 11,394     $ 11,140      $ 10,082
                                                    ============  ===========  ============ ============  ===========
 Preferred stock dividend requirements ...........  $     115     $      97     $     78     $     76      $     57
 Ratio of earnings before provision for income
  taxes to net earnings ..........................       1.37          1.35         1.37         1.45          1.47
                                                    ------------  -----------  ------------ ------------  -----------
 Preferred stock dividend factor on pre-tax basis         157           131          107          110            84
 Fixed charges ...................................      9,528         9,061        7,680        7,291         6,690
                                                    ------------  -----------  ------------ ------------  -----------
 Total fixed charges and preferred stock dividend
  requirements ...................................  $   9,685     $   9,192    $   7,787    $   7,401     $   6,774
                                                    ============  ===========  ============ ============  ===========
 Ratio of earnings to combined fixed charges and
  preferred stock dividends ......................       1.58          1.48         1.46         1.51          1.49
                                                    ============  ===========  ============ ============  ===========
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